UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 12 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: June 6, 2002

                          Commission File Number 1-6227

                          LEE ENTERPRISES, INCORPORATED
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


        Delaware                                        42-0823980
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(State of Incorporation)                    (I.R.S. Employer Identification No.)


                    215 N. Main Street, Davenport, Iowa 52801
                    -----------------------------------------
                    (Address of Principal Executive Offices)

                                 (563) 383-2100
               --------------------------------------------------
               Registrant's telephone number, including area code



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ITEM 5.  OTHER EVENTS

On the evening of June 5, 2002, the Registrant entered into an agreement to acquire the remaining fifty (50%) percent interest in Sioux City Newspapers, Inc. from the operating partner, Hagadone Investment Co., a subsidiary of The Hagadone Corporation ("Hagadone"). Sioux City Newspapers, Inc. publishes the Sioux City Journal, Sioux City, Iowa.

The transaction is valued at $60.3 million. The Registrant has agreed to pay $59.3 million in cash and will transfer to Hagadone ownership of certain weekly publications in northwestern Montana. The transaction is subject to various conditions and other customary contingencies for a transaction of this nature. The transaction is anticipated to be completed within 30 days.

In connection with the announcement of the transaction, the Registrant issued the following news release.

NEWS RELEASE

               Lee Enterprises will buy all of Sioux City Journal

DAVENPORT, Iowa (June 6, 2002) -- Lee Enterprises, Incorporated (NYSE: LEE), announced plans today to purchase the remaining 50 percent interest in the Sioux City Journal in Sioux City, Iowa, from the operating partner, a subsidiary of The Hagadone Corporation.

The transaction, which is expected to be completed within 30 days, is valued at $60.3 million. Lee has agreed to pay $59.3 million in cash and give Hagadone ownership of a group of weekly publications in northwestern Montana.

The Sioux City Journal has 165 employees and daily circulation of 42,800. Lee acquired its current 50 percent interest through the purchase of Howard Publications in April.

Mary Junck, Lee's chairman and chief executive officer, said the Sioux City acquisition follows Lee's core strategy of focusing on daily newspapers in midsize markets. "We're fortunate that Hagadone, in deciding to sell, has given us the opportunity to operate another outstanding community newspaper serving a healthy, local market," she said. "We look forward to applying the same revenue and readership initiatives that have worked well for the rest of our 45 daily newspapers. We also look forward to working with the talented people on the Sioux City Journal staff."

She said revenue and readership initiatives will include aggressive advertising sales, circulation growth and expansion of online services.

Junck said the acquisition is expected to be accretive to earnings in the fiscal year that begins Oct. 1, 2002. The transaction values the Sioux City Journal at about 11.5 times anticipated annual incremental EBITDA (earnings before interest, taxes, depreciation and amortization) for calendar year 2002. Junck said Lee will recognize a loss of approximately $5.2 million on the disposition of the weekly publications.

Duane B. Hagadone, president of The Hagadone Corporation, said the decision to sell was difficult but timely. "We've been exceptionally proud of the Sioux City Journal and its people, and we've enjoyed making a meaningful contribution to the community," he said. "At the same time, we can think of no better successor than Lee Enterprises, so we know we're leaving the newspaper in the best hands possible. It's an exciting, growing newspaper company with a great future."

He said addition of Lee's weeklies in the Flathead Lake region of northwest Montana will complement Hagadone's newspaper in Kalispell, the Daily Inter Lake.

Those weekly publications include six newspapers - the Hungry Horse News in Columbia Falls (6,500 circulation), Lake County Leader (5,600) in Polson, Whitefish Pilot (4,000), Bigfork Eagle (1,600), Clark Fork Valley Press (1,500) in Plains, and the Mineral County Independent (1,100) in St. Regis. The group also includes a shopper in Polson and a non-paid weekly newspaper in Lakeside.

"With the addition of these publications," Duane Hagadone said, "we'll be able to extend our reach in the region, provide more advertising options for our customers and create growth opportunities for our new employees. It's a win-win for everyone."

The Hagadone Corporation is based in Coeur d'Alene, Idaho, and operates daily newspapers in Idaho, Iowa, Montana, Washington and Wisconsin. More information about its publications and other businesses is available at www.hagadone.com.

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

Lee Enterprises is based in Davenport, Iowa. Lee's purchase of Howard Publications in April included 15 daily newspapers, as well as Howard's 50 percent interest in the Sioux City Journal. Lee currently owns 38 daily newspapers and a joint interest in seven others. Lee also owns nearly 200 weekly newspapers, shoppers and classified and specialty publications, along with associated online services. Its stock is traded on the New York Stock Exchange under the symbol LEE. More information about Lee Enterprises is available at www.lee.net.

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. This release contains information that may be deemed forward-looking and that is based largely on the Company's current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired business or maintaining employee and customer relationships and increased capital and other costs. The words "may," "will," "would," "could," "believes," "expects," "anticipates," "intends," "plans,"
"projects," "considers" and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not publicly undertake to update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2163.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        LEE ENTERPRISES, INCORPORATED



Date:  June 6, 2002                     /s/ Carl G. Schmidt
                                        ----------------------------------------
                                        Carl G. Schmidt
                                        Vice President, Chief Financial Officer,
                                        and Treasurer




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